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Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Reports TH-302 Data at the 55th Annual Meeting of the American Society of Hematology (ASH)

─ 38 Percent Clinical Benefit Rate Reported for Combination Therapy with TH-302 and Dexamethasone in Heavily Pretreated Patients with Relapsed/Refractory Multiple Myeloma ─

─ Responses to TH-302 Monotherapy Observed in Patients with Advanced Leukemias –

SOUTH SAN FRANCISCO, CA – December 7, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today announced that clinical data from two early-stage trials of TH-302, its investigational hypoxia-targeted drug, will be presented at the 55th Annual Meeting of the American Society of Hematology (ASH), taking place December 7 – 10, 2013, New Orleans, LA.

Results from the dose escalation component of a Phase 1/2 clinical trial of TH-302 in combination with dexamethasone in patients with relapsed and/or refractory multiple myeloma will be presented in a poster session on Saturday evening (Abstract #1948). Fourteen patients initiated therapy, all having received 3 to 11 prior treatments (median of 6.5) and all having received a regimen containing Velcade® (bortezomib, a first-in-class proteasome inhibitor), an immunomodulatory agent [Revlimid® (lenalidomide) and/or Thalomid® thalidomide)], and an alkylating agent.

“There are few treatment options for patients with advanced multiple myeloma who stop responding to bortezomib and lenalidomide, and responses to subsequent salvage therapy have historically been extremely low,” said Irene Ghobrial, M.D., Associate Professor of Medicine at Dana-Farber Cancer Institute, who led the study and will present the results at ASH. “The preliminary results suggest that the combination of TH-302 with dexamethasone is active in some heavily pretreated patients who stop responding to conventional therapy.”

Thirteen patients were evaluable for response. Two patients achieved a partial response and three patients achieved a minimal response, with the combination of the two types of responses comprising a clinical benefit rate of 38 percent. Seven patients had stable disease and one patient had progressive disease. One patient with a minimal response continues to receive therapy after approximately six months. Two patients, one with a partial response and one with stable disease, remained on the study for more than one year (13 to 15 months) before discontinuing.

“We are encouraged by these preliminary results obtained thus far at Dana-Farber Cancer Institute and are expanding the number of clinical trial sites to help accelerate enrollment,” said Tillman Pearce, M.D., Chief Medical Officer at Threshold. “Our next steps are to better characterize the efficacy and safety at the maximum tolerated dose of TH-302 in combination with dexamethasone and then to evaluate the addition of a proteasome inhibitor to the therapeutic regimen.”

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TH-302 is designed to be selectively activated under conditions of tumor hypoxia. In mouse models of multiple myeloma, diseased animals showed a marked expansion of hypoxia in the bone marrow, suggesting that hypoxia may be a therapeutically meaningful target in this disease. TH-302 has shown antimyeloma activity in cell culture and in mouse models of multiple myeloma as well as synergistic activity with the proteasome inhibitor bortezomib in cell culture.

The dose of TH-302 administered in the dose escalation portion of the study was 240, 340, or 480 mg/m2 (depending on the dose cohort into which a patient enrolled) given on days 1, 4, 8, and 11 of a 21-day cycle, with 40 mg dexamethasone given on the same days as TH-302. Patients received one to 19 cycles (median of 4 cycles) 3-week cycles of therapy with TH-302 and dexamethasone. No dose-limiting toxicities were reported during Cycle 1 at TH-302 doses of 240 or 340 mg/m2. Two dose-limiting toxicities of grade 3 stomatitis were reported during Cycle 1 for the two patients treated at 480 mg/m2. Therefore, the maximum tolerated dose was determined to be 340 mg/m2 TH-302. The most frequent grade 3/4 side effects were thrombocytopenia, leukopenia, anemia, and neutropenia.

Data on TH-302 Monotherapy in Advanced Leukemias to be Presented on Monday

Results from a Phase 1 clinical trial of TH-302 administered as single-agent monotherapy will be presented in a poster session on Monday evening (Abstract #3920). As reported in the abstract, a total of 49 patients with previously treated AML (n=39), ALL (n=9) or CML in blast phase (n=1) initiated therapy with TH-302.

“This trial has provided useful information on TH-302 dosing in patients with advanced leukemias, and the responses observed in these very difficult to treat patients are consistent with the monotherapy activity that we have previously observed in a variety of solid tumors,” said Dr. Pearce. “Further evaluation of TH-302 in combination with other chemotherapies for the treatment of advanced leukemias is warranted.”

In the first part of the trial, a total of 38 patients received 30-minute bolus administration of TH-302 at escalating doses of 120 – 550 mg/m2 (depending on the dose cohort) daily on days 1-5 of a 21-day cycle. Two of three evaluable patients treated with bolus TH-302 (550 mg/m2) experienced dose- limiting toxicities of grade 3 esophagitis and the maximum-tolerated dose for the daily 30-minute bolus administration was established at 460 mg/m2.

In the second part of the trial, a total of 11 patients received TH-302 as a continuous infusion on days 1-5 of a 21-day cycle. Two of three patients treated with continuous infusion of TH-302 (460 mg/m2/day) experienced dose-limiting toxicities of grade 3 mucositis or grade 3 hyperbilirubinemia; continuous administration maximum-tolerated dose was established at 330 mg/m2/day.

Generally, a significant rapid cytoreduction was documented early in Cycle 1, but was not maintained prior to initiation of the next cycle. Two AML patients who received 550 mg/m2 bolus TH-302 had complete resolution of leukemia cutis. One AML patient at 550 mg/m2 bolus TH-302 had a complete response with incomplete platelet recovery (CRp), and one AML patient at 440 mg/m2 bolus TH-302 had a complete response.

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Abstract Details

Abstract #1948: Phase 1 Study of TH-302, an Investigational Hypoxia-Targeted Drug, and Dexamethasone in Patients with Relapsed/Refractory Multiple Myeloma; 5:30 PM - 7:30 PM Central Time on Saturday, December 7, 2013, in Hall G.

Abstract #3920: A Phase 1 Study of TH-302, an Investigational Hypoxia-Targeted Drug, In Patients With Advanced Leukemias; 6:00 PM - 8:00 PM Central Time on Monday, December 9, 2013, in Hall E.

Abstracts are now available on the ASH website at www.hematology.org.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking

Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with multiple myeloma, advanced leukemias or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward- looking statements. Potential risks and uncertainties include, but are not limited to, whether additional trials are conducted to evaluate TH-302 in combination with dexamethasone or other targeted agents to treat multiple myeloma, or whether additional trials are conducted to evaluate TH-302 in advanced leukemias, and whether such trials confirm the results of the initial trial reported here, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10- Q, which has been filed with the Securities and Exchange Commission on November 4, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors”. We undertake no duty to update any forward-looking statement made in this news release.